PROSPECTUS SUPPLEMENT NO. 3

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated May 15, 2007)

         Registration No. 333-139119

_____________________________________

BROADCAST INTERNATIONAL, INC.

3,804,247 Shares of Common Stock

_____________________________________

This prospectus supplement amends and supplements our prospectus dated May 15, 2007 and any prior prospectus supplement(s) relating to 3,804,247 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached (i) Current Report on Form 8-K dated September 28, 2007, as filed with the Securities and Exchange Commission on October 4, 2007, and (ii) Current Report on Form 8-K dated October 4, 2007, as filed with the Securities and Exchange Commission on October 10, 2007.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is October 11, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 28, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 3.02

Unregistered Sales of Equity Securities

During August , we issued 66,667 shares of our common stock and accompanying warrants to purchase 66,667 shares of our common stock to one individual. In September, we issued 253,333 shares of our common stock and accompanying warrants to purchase 253,333 shares of our common stock to 6 individuals and one company in consideration of a total of $480,000 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  One sale was made by the Company and no underwriting discounts or commissions were paid and, for the remainder,   the sales were made by licensed securities salesmen and a commission of $38,000 or 10% of the funds raised was paid.  We will use the proceeds from the sale of the securities for general working capital purposes.

In September, we granted warrants to purchase 290,000 shares of our common stock to three consultants to the Company in consideration of services performed and to be performed during the next six months. The warrants are exercisable at prices ranging from $1.06 to $1.10 per share for a period of three years from the date of issuance, one half of which are cancelable by the Company in its sole discretion.

During October, we issued 388,333 shares of our common stock and accompanying warrants to purchase 388,333 shares of our common stock to four individuals and four companies in consideration of a total of $582,499 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen and a commission of $58,250 or 10% of the funds raised was paid.  We will use the proceeds from the sale of the securities for general working capital purposes.

On October 1, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 100,000 shares of our common stock and the shares of stock were issued.  The Company received $160,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.

On September 25, 2007, October 1, 2007, and October 2, we issued a total of 283,334 shares of our common stock to three institutional funds, which hold our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $425,000 of the principal amount of the notes held by the fund at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional funds, which converted their notes to common stock, are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

All investors in the transactions described above were accredited investors and were fully informed regarding their investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

ITEM 9.01.

Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 4, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 4, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 3.02

Unregistered Sales of Equity Securities

During October , we issued 548,667 shares of our common stock and accompanying warrants to purchase 548,667 shares of our common stock to nine individuals in consideration of a total of $643,000 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen or officers of the Company and commissions of approximately $40,000 were paid to licensed securities salesmen.  We will use the proceeds from the sale of the securities for general working capital purposes.

On October 4, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 160,000 shares of our common stock and the shares of stock were issued.  The Company received $240,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.

On October 3, 2007, we issued a total of 66,667 shares of our common stock to one institutional fund, which holds our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $100,000 of the principal amount of the note held by the fund at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional fund, which converted a portion of its note to common stock, is an accredited investor and was fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

All investors in the transactions described above were accredited investors and were fully informed regarding their investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

ITEM 9.01.

Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 10, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By    /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Office